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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------

                                  FORM 11-K


                                ANNUAL REPORT
                       PURSUANT TO SECTION 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934




(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
    1934 [NO FEE REQUIRED, EFFECTIVE OCTOBER 7, 1996].
    For the fiscal year ended December 31, 1998

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934 [NO FEE REQUIRED].
    For the transition period from_________________ to_________________

                          Commission file number 0-13551
                                                 -------

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                         Western Bancorp 401(k) Plan

   B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                Western Bancorp
                        4100 Newport Place, Suite 900
                       Newport Beach, California 92660
                                (949) 863-2444


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                            REQUIRED INFORMATION

   The Western Bancorp 401(k) Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). Therefore, in lieu of the requirements of Items 1 - 3 of Form 11-K, the financial statements and supplemental schedules of the Plan for the fiscal year ended December 31, 1998, which has been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Exhibit 99.1 and incorporated herein in their entirety by this reference. The Plan was adopted to be effective as of January 1, 1998; consequently, financial statements for the year ended December 31, 1997 do not exist.

                                  EXHIBITS


EXHIBIT         DESCRIPTION
-------         -----------
Exhibit 23.1    Consent of KPMG LLP

Exhibit 99.1 Financial Statements and Supplemental Schedules of the Plan for the fiscal year ended December 31, 1998

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                                  SIGNATURES

    THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    June 29, 1999                  By:    /s/ Arnold C. Hahn
                                               ------------------------------
                                        Name:  Arnold C. Hahn
                                        Title: Executive Vice President/Chief
                                               Financial Officer